Exhibit 99.1

AEP Reports 2006 First-Quarter Earnings

-	2006 first-quarter earnings: GAAP $0.97 per share, ongoing $0.96 per share

-	Increases in customers and usage, regulatory rate changes and strong results from MEMCO more than offset unfavorable weather in the quarter

-	Company reaffirms 2006 ongoing guidance of between $2.50 and $2.70 per share

COLUMBUS, Ohio, April 27 /PRNewswire-FirstCall/ --

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	First quarter ended March 31

	2005	2006	Variance

Revenue ($ in billions)	3.1	3.1	0.0
Earnings ($ in millions):
GAAP	355	381	26
Ongoing	341	378	37
EPS ($):
GAAP	0.90	0.97	0.07
Ongoing	0.87	0.96	0.09

          EPS based on 393mm shares Q1 2005, 394mm in Q1 2006

          American Electric Power (NYSE: AEP) today reported 2006 first-quarter earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $381 million, or $0.97 per share, compared with $355 million, or $0.90 per share, for first-quarter 2005.

          Ongoing earnings (earnings excluding special items) for the quarter were $378 million, or $0.96 per share, compared with $341 million, or $0.87 per share, for first-quarter 2005.

          GAAP earnings were greater than ongoing earnings for the quarter primarily because of an adjustment on the sale of a discontinued asset. A full reconciliation of GAAP earnings to ongoing earnings for the quarter is included in tables at the end of this news release.

          “We had a very good quarter,” said Michael G. Morris, AEP’s chairman, president and chief executive officer. “Despite mild weather, our utility operations increased earnings in the quarter thanks to growth in both the number of retail customers and the electricity usage by those customers. These are indicators of a continued steady economy in areas we serve. We also saw the positive earnings impact of rate changes, and our MEMCO barge operations reported excellent earnings.

          “This gets 2006 off to a superb start and builds on the outstanding earnings performance we had in 2005,” Morris said.

EARNINGS GUIDANCE

          AEP reaffirmed its previous ongoing earnings guidance range for 2006 of between $2.50 and $2.70 per share. In providing ongoing earnings guidance, there could be differences between ongoing earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY ONGOING RESULTS BY SEGMENT
$ in millions except EPS

	Q1 05	Q1 06	Variance

Utility Operations	343	365	22
Ongoing EPS	0.87	0.93	0.06
Investments	12	15	3
Ongoing EPS	0.03	0.04	0.01
Parent Company	(14)	(2)	12
Ongoing EPS	(0.03)	(0.01)	0.02
Ongoing Earnings	341	378	37
Ongoing EPS	0.87	0.96	0.09

EPS based on 393mm shares Q1 2005, 394mm in Q1 2006

          Ongoing earnings from Utility Operations increased by $22 million during the first quarter of 2006 compared with the same period in 2005. Higher gross margins from retail sales were somewhat offset by lower off-system sales margins, higher amortization expense and lower carrying costs recorded at the Ohio Companies than recorded in first-quarter 2005.

          A strong quarter by AEP’s MEMCO barge operations improved Investments results by $3 million from the same period in 2005. MEMCO’s results more than offset the absence of earnings from Houston Pipe Line, which contributed $10 million to first-quarter 2005 results before it was sold in late January 2005.

          “MEMCO had an excellent quarter,” Morris said. “Continued high freight demand and a tight barge supply enabled MEMCO to negotiate very favorable annual freight contracts for this year for hauling a variety of commodities for third parties. The strong freight market, near-perfect operating conditions when compared to the flooding and ice encountered during the first quarter last year, and the continued implementation of programs to maximize equipment use all contributed to an increase in tonnage transported and an increase in earnings.

          “The earnings contribution by MEMCO represents just part of its value to AEP,” Morris said. “MEMCO also handles dispatching and logistics for AEP’s river operations, the fleet we use to deliver coal to our power plants. This provides us with reliable fuel deliveries, but it also gives us the flexibility to move coal between plants to ensure continued operations when market disruptions have other generators struggling to get coal. MEMCO’s expertise and capabilities are critical to our success.”

          Parent Company is favorable by $12 million in first-quarter 2006 when compared to the same period in 2005 because of the company’s reduction in outstanding debt, which reduced interest payments, and higher interest income from subsidiary borrowings.

ONGOING RESULTS FROM UTILITY OPERATIONS
$ in millions except EPS

	Q1 05	Q1 06	Variance

East Integrated Utilities	524	564	40
Ohio Companies	468	517	49
West Integrated Utilities	178	195	17
Texas Wires	101	106	5
Off-System Sales	247	223	(24)
Transmission Revenue - 3rd Party	101	101	0
Other Operating Revenue	142	136	(6)
Total Gross Margin	1,761	1,842	81
Operations & Maintenance	(733)	(727)	6
Depreciation & Amortization	(318)	(333)	(15)
Taxes Other Than Income Taxes	(186)	(187)	(1)
Interest Expense & Preferred Dividend	(144)	(154)	(10)
Other Income & Deductions	129	110	(19)
Income Taxes	(166)	(186)	(20)
Total Utility Operations	343	365	22
Ongoing EPS	0.87	0.93	0.06

EPS based on 393mm shares Q1 2005, 394mm in Q1 2006

          Retail Sales - The improvement in gross margin for AEP’s Integrated Utilities in the East and West, the Ohio Companies and Texas Wires reflects customer growth and increased usage by retail customers and increased sales to municipal and cooperative customers as a result of new power supply contracts. Results for the Ohio Companies in first-quarter 2006 include the implementation of new rates as a result of the rate stabilization plan approved last year by the Public Utilities Commission of Ohio and the acquisition of approximately 29,000 Ohio customers and related transmission and distribution assets through the purchase of the Ohio operations of Monongahela Power, a subsidiary of Allegheny Energy, at the end of 2005. The gross margin improvements in retail sales were somewhat offset by unfavorable weather, with heating degree-days 20 percent below normal in the East and 32 percent below normal in the West. When compared to last year’s first quarter, heating degree-days were 18 percent lower in the East and 14 percent lower in the West. Unfavorable weather reduced retail sales gross margins by $25 million in the first quarter when compared to the prior period, primarily impacting the gross margins of utility operations in the East.

          Off-System Sales - Gross margins from Off-System Sales for first-quarter 2006 were $24 million lower than in the same period in 2005. An increase in gross margins from physical sales in the East was significantly offset by a reduction in gross margins from physical sales in the West, which reflects AEP’s reduced generating capacity in the West following the company’s May 2005 sale of its 25.2-percent, 630-megawatt share of the South Texas Project nuclear plant. Gross margins from optimization during the current period were lower than the exceptional optimization results recorded in first-quarter 2005.

          Operations & Maintenance Expense - O&M expenses in first-quarter 2006 were $6 million lower than in the prior period. A decline in storm restoration expenses when compared with the prior period, lower expenses after last year's sale of AEP’s interest in the South Texas Project nuclear plant and lower expenses associated with third-party construction projects were somewhat offset by increased spending for tree trimming and reliability.

          Depreciation & Amortization - The increase in Depreciation & Amortization in the first quarter of 2006, when compared to the prior period, is primarily attributed to increased amortization of regulatory assets, primarily in the Ohio Companies.

          Interest Expense & Preferred Dividends - The $10-million increase in Interest Expense from the prior period is because of higher interest rates and new debt issued in 2005.

          Other Income & Deductions - Lower carrying costs for the Ohio Companies in the current period were the primary factor in a $19-million decrease in Other Income & Deductions when compared to the prior period. The Ohio rate stabilization plans, which were approved in January 2005 by the Public Utilities Commission of Ohio, allowed AEP to recover certain regional transmission organization and environmental costs incurred through 2005. These costs are being collected from Ohio customers through 2008. Ohio Companies carrying costs were $4 million pre-tax in first-quarter 2006 and $26 million pre-tax in first-quarter 2005, which included $19 million related to 2004.

WEBCAST

          American Electric Power’s quarterly conference call with financial analysts will be broadcast live over the Internet at 11 a.m. EDT today at http://www.aep.com/go/webcasts. The webcast will include audio of the conference call as well as visuals of charts and graphics referred to by AEP management during the call. The charts and graphics are also available for download at http://www.aep.com/go/webcasts .

          The call will be archived on http://www.aep.com/go/webcasts for use by those unable to listen during the live webcast.

          Minimum requirements to listen to broadcast: The Windows Media Player software, free from http://windowsmedia.com/download, and at least a 56Kbps connection to the Internet.

          American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP is the nation’s largest generator of electricity, owning more than 36,000 megawatts of generating capacity in the U.S. AEP also owns the nation's largest electricity transmission system, a nearly 39,000-mile network that includes more 765 kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia, West Virginia and Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). American Electric Power, based in Columbus, Ohio, is celebrating its 100th anniversary in 2006.

          AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission. AEP’s management believes that the company’s ongoing earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide a more meaningful representation of the company’s performance. AEP uses ongoing earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses ongoing earnings data internally to measure performance against budget and to report to AEP’s board of directors.

          This report made by AEP and certain of its subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its registrant subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness of fuel suppliers and transporters; availability of generating capacity and the performance of AEP’s generating plants; the ability to recover regulatory assets and stranded costs in connection with deregulation; the ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; new legislation, litigation and government regulation including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon and other substances; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery for new investments, transmission service and environmental compliance);  resolution of  litigation (including pending Clean Air Act enforcement actions and disputes arising from the bankruptcy of Enron Corp.); AEP’s ability to constrain its operation and maintenance costs; AEP’s ability to sell assets at acceptable prices and on other acceptable terms, including rights to share in earnings derived from the assets subsequent to their sale; the economic climate and growth in AEP’s service territory and changes in market demand and demographic patterns; inflationary and interest rate trends; AEP’s ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas, and other energy-related commodities; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; changes in the financial markets, particularly those affecting the availability of capital and AEP’s ability to refinance existing debt at attractive rates; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas, and other energy-related commodities; changes in utility regulation, including membership in regional transmission structures; accounting pronouncements periodically issued by accounting standard-setting bodies; the performance of AEP's pension and other postretirement benefit plans; prices for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation, and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.

American Electric Power
Financial Results for 1st Quarter 2006 Actual vs 1st Quarter 2005 Actual

		2005 Actual		2006 Actual

		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	Regulated Integrated Utilities - East	524		564
2	Ohio Companies	468		517
3	Regulated Integrated Utilities - West	178		195
4	Texas Wires	101		106
5	Off-System Sales	247		223
6	Transmission Revenue - 3rd Party	101		101
7	Other Operating Revenue	142		136
8	Total Gross Margin	1,761		1,842
9	Operations & Maintenance	(733)		(727)
10	Depreciation & Amortization	(318)		(333)
11	Taxes Other than Income Taxes	(186)		(187)
12	Interest Exp & Preferred Dividend	(144)		(154)
13	Other Income & Deductions	129		110
14	Income Taxes	(166)		(186)
15	Net Earnings Utility Operations	343	0.87	365	0.93
	INVESTMENTS:
16	AEPES	10		(1)
17	Other	2		16
18	Total Investments	12	0.03	15	0.04
19	Parent Company	(14)	(0.03)	(2)	(0.01)
20	ONGOING EARNINGS	341	0.87	378	0.96

Note:	For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power
Financial Results for 1st Quarter 2006 Actual
Reconciliation of Ongoing and Reported Earnings

	2006 Actual

	Utility	Invest.	Parent	Total	EPS

	($ millions)
Ongoing Earnings	365	15	(2)	378	0.96
Dispositions:
Gain on Sale of UK Generation True-up Adjustments	—	3	—	3	0.01
Total Special Items	—	3	—	3	0.01
Reported Earnings	365	18	(2)	381	0.97

	2005 Actual

	Utility	Invest.	Parent	Total	EPS

	($ millions)
Ongoing Earnings	343	12	(14)	341	0.87
Dispositions:
Gain on Sale of UK Generation True-up Adjustments	—	(4)	—	(4)	(0.01)
CSW Intl - SEEBOARD True-up Adjustments	—	8	—	8	0.02
Centrica Sharing from 2003	27	—	—	27	0.06
Other:
AEPTCC Stranded Costs	(17)	—	—	(17)	(0.04)
Total Special Items	10	4	—	14	0.03
Reported Earnings	353	16	(14)	355	0.90

American Electric Power
Summary of Selected Sales Data
For Domestic Operations
(Data based on preliminary, unaudited results)

	3 Months Ended March 31,

	2005	2006	Change

ENERGY & DELIVERY SUMMARY
Retail - Domestic Electric (in millions of kWh):
Residential	13,224	12,938	-2.2%
Commercial	8,732	8,909	2.0%
Industrial	12,774	13,221	3.5%
Miscellaneous	645	589	-8.7%
Total Domestic Retail (Exclds AEP C&I, ME SWEPCo, & Tx POLR) (a)	35,375	35,657	0.8%
AEP C&I, Mutual Energy SWEPCo, & Tx POLR	228	68	-70.2%
Total Domestic Retail	35,603	35,725	0.3%
Wholesale - Domestic Electric (in millions of kWh) : (b)	12,635	10,844	-14.2%
Texas Wires Delivery (in millions of kWh) :	5,519	5,546	0.5%
EAST REGION WEATHER SUMMARY (in degree days) :
Actual - Heating (c)	1,774	1,456	-17.9%
- Cooling (d)	0	1	100.0%
Normal - Heating (c)		1,817	-19.9%*
- Cooling (d)		3	-66.7%*
PSO/SWEPCo WEATHER SUMMARY (in degree days):
Actual - Heating (c)	769	658	-14.4%
- Cooling (d)	20	43	115.0%
Normal - Heating (c)		972	-32.3%*
- Cooling (d)		17	152.9%*

* 2006 Actual vs. Normal

(a)	The energy summary represents load supplied by AEP. The AEP C&I load has been segregated to clarify the year-to-year comparison. Delivery of energy by Texas Wires supplied by others is not included.

(b)	Includes Off-System Sales, Texas Supply, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

(c)	Heating Degree Days temperature base is 55 degrees

(d)	Cooling Degree Days temperature base is 65 degrees

SOURCE  American Electric Power
          -0-                                                  04/27/2006
          /CONTACT:  Media, Pat D. Hemlepp, Director, Corporate Media Relations,
+1-614-716-1620, or Analysts, Julie Sloat, Vice President, Investor Relations,
+1-614-716-2885, both of American Electric Power/
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